Exhibit 10.13

GREENIDGE GENERATION HOLDINGS INC.

December 14, 2021

BY EMAIL
Tim Rainey

Dear Tim,

This letter agreement sets forth revised terms of payment of your Achievement Bonus (as defined in the employment agreement (“Employment Agreement”), dated November 12, 2021, between you and Greenidge Generation Holdings Inc. (the “Company”)).

The Achievement Bonus is payable to you on March 31, 2022, subject to your continued employment on such date and your compliance with the terms and conditions of the Employment Agreement. The Company has agreed to waive the vesting condition on $250,000 of the Achievement Bonus, and make payment to you of such amount, less applicable withholdings, on or about December 15, 2021, subject to the terms and conditions of this letter agreement.

You agree (i) that only $200,000 of the Achievement Bonus will be payable to you on March 31, 2022, subject to your continued employment on such date and your compliance with the terms and conditions of the Employment Agreement, and (ii) that if your employment with the Company terminates prior to March 31, 2022 as a result of Cause or your resignation without Good Reason (each as defined in your Employment Agreement) or you breach any restrictive covenant to which you are subject for the benefit of the Company, you will immediately upon such termination or breach repay to the Company $250,000 (on a gross basis) and you will not receive any further payment of the Achievement Bonus. If such repayment is not made, you authorize the Company or its affiliates to deduct up to $250,000 from any other amount otherwise payable to you, whether due upon your termination or otherwise, including from salary, expense reimbursements or paid time off, or cancel a number of stock options with respect to shares of the Company up to such value (based on then current trading price of shares of the Company, as determined by the Company). In support of this promise, you agree that you shall not exercise any of your outstanding stock options with respect to shares of the Company prior to March 31, 2022.

For the avoidance of doubt, the Achievement Bonus paid pursuant to this letter shall reduce the obligation the Company has to you with respect to the Achievement Bonus under your Employment Agreement and in no circumstances shall the total amount you receive in the aggregate between the two payments exceed $450,000.

The terms and conditions of this letter agreement reflect the entire agreement and understanding between you and the Company as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. Nothing in this letter agreement will change the “at will” status of your employment with the Company.

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We ask that you please sign and date this letter agreement where indicated below and return an executed copy to Jeff Kirt.

Sincerely,

GREENIDGE GENERATION HOLDINGS INC.

By: _/s/ Jeffrey E. Kirt __________________

Name: Jeffrey E. Kirt

Title: Chief Executive Officer

Agreed to and accepted:

TIM RAINEY

Signature: _/s/ Tim Rainey________________

Date: December 14, 2021